SafeStitch Medical, Inc. Announces FDA Approval to Market Its SMART DilatorTM

MIAMI--(BUSINESS WIRE)--SafeStitch Medical, Inc. (OTCBB: SFES - News) announced that the U.S. Food and Drug Administration (“FDA”) has approved the Company’s 510(k) application to begin U.S. marketing of its SMART DilatorTM, the first esophageal dilator to indicate the pressure level being applied at the esophageal stricture.  “Having this information should reduce the incidence of esophageal perforation – a devastating complication for patients – in the approximately 2,000,000 esophageal dilations performed annually worldwide” said Dr. Charles J. Filipi, SafeStitch’s Medical Director.  Dr. Filipi added that “the SMART Dilator is expected to simplify and shorten the dilation process, which will help endoscopic clinics operate more safely and efficiently.”

Jeffrey Spragens, SafeStitch’s President and CEO, noted that “this FDA approval marks the completion of the development phase of our three introductory products: the SMART DilatorTM, Standard BiteBlock and Airway BiteBlock - and we will now begin our commercialization efforts for these products.  Our product development efforts are now focused on SafeStitch’s hernia skin stapler and its minimally invasive gastroplasty devices for obesity and GERD procedures.”

About SafeStitch Medical, Inc.

Miami-based SafeStitch Medical, Inc. is a medical device company primarily developing endoscopic and minimally invasive surgical devices.  SafeStitch’s product portfolio includes endoscopic gastroplasty devices for bariatric (obesity) surgery and repair of gastroesophageal reflux disorder (GERD), as well as a hernia skin stapler, a standard bite block, an airway bite block and the SMART Dilator.  The Company has also started development of devices for excision and diagnosis of Barrett's esophagus and natural orifice transluminal endoscopic surgery (NOTES).  Information about the Company may be found on its website at: www.safestitch.com.

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Contact:
SafeStitch Medical, Inc., Miami
Dr. Stewart B. Davis, 305-575-4145